Exhibit 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) made effective as of the date and year set forth below, by HUDSON VIEW BUILDING #3, LLC, a Connecticut limited liability company, having an address at 485 West Putnam Avenue, Greenwich, Connecticut 06830 (“Landlord”), and ALPHA-EN CORPORATION, a Delaware corporation, having an address at 120 White Plains Road, Suite 425, Tarrytown, New York 10591 (“Tenant”).

WITNESSETH:

1.	BASIC LEASE PROVISIONS AND ENUMERATION OF EXHIBITS

1.1	Basic Lease Provisions.

a.	ADDRESS OF LANDLORD: 485 West Putnam Avenue, Greenwich, Connecticut 06830.

b.	BUILDING: The improvements at 28 Wells Avenue, Yonkers, New York known as Building #3 at i.ParkHudson.

c.	COMMON AREA: The common areas of the Building and the Property.

d.	EFFECTIVE DATE OF LEASE: March , 2016.

e.	EXPIRATION DATE: The date that is eighty-seven (87) months from the Lease Commencement Date.

f.	INTEREST. An interest rate of ten (10%) percent per annum.

g.	LANDLORD’S WORK: Certain interior leasehold improvements to be performed by Landlord at its sole cost and expense (except as otherwise set forth herein), all as more particularly described in Section 15.1 and Exhibit C attached hereto and made a part hereof.

h.	LEASE COMMENCEMENT DATE: The date upon which Landlord’s Work is “substantially complete”. “Substantial completion” shall mean that Landlord’s Work is complete subject to minor, punchlist items that can be completed within thirty (30) days and does not prohibit Tenant’s possession of the Leased Premises.

i.	LEASED PREMISES: The premises containing approximately 8,000 rentable square feet on the second (2nd) floor of the Building as more particularly shown on Exhibit A attached hereto.

j.	MINIMUM ANNUAL RENT: Tenant shall pay to Landlord Minimum Annual Rent during the first (1st) lease year in the annual amount of Two Hundred Eight Thousand and 00/100 ($208,000.00) Dollars payable in monthly installments of Seventeen Thousand Three Hundred Thirty-Three and 33/100 ($17,333.33) Dollars. On each anniversary of the Rent Commencement Date, the Minimum Annual Rent shall be increased by one and one-half percent (1.5%) over the previous Lease Year’s Minimum Annual Rent.

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k.	PARK. The commercial park known as i.ParkHudson, Yonkers, New York.

l.	PARKING SPACES. Tenant shall have the exclusive right to use a total of ten (10) reserved parking spaces, five (5) of which are on the surface lot in the location identified on Exhibit A-1 attached hereto as “Parking Area”. Landlord shall use commercially reasonable efforts to maintain five (5) of the ten (10) parking spaces in an adjacent garage. Tenant’s business invitees shall be permitted use of non-reserved and non-exclusive parking spaces during the Term of this Lease.

m.	PERMITTED USE. Subject to the provisions of this Lease, the provisions of all applicable permits and licenses and the provisions of all applicable local, state and federal law, Tenant shall use and occupy the Leased Premises only for general and administrative office and laboratory purposes for the treatment, manufacture and packaging related to lithium batteries, and for no other purpose whatsoever.

n.	PROPERTY: The Building together with the land upon which it is situated.

o.	REGULAR BUSINESS HOURS: 8:00 a.m. to 8:00 p.m. Monday through Friday, excluding however, days observed by the Federal or the New York State government as legal holidays. Notwithstanding the foregoing, Tenant shall have access to the Leased Premises on a 24 hours per day, 365 days per year basis.

p.	RENT: The Minimum Annual Rent, together with all additional rent including, without limitation, electric and gas utility costs which shall be due and payable hereunder.

q.	RENT COMMENCEMENT DATE: The date that is three (3) months from the Lease Commencement Date as evidenced by the execution of a Rent Commencement Certificate attached hereto as Exhibit D.

r.	TERM. The term of the Lease shall run from the Lease Commencement Date to the Expiration Date.

s.	UNAVOIDABLE DELAYS: Delays resulting from acts of God, governmental restrictions or guidelines, strikes, labor disturbances, shortages of materials and supplies and from any other causes or events whatsoever beyond Landlord’s reasonable control.

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1.2	Significance of a Basic Lease Provision. Each reference in this Lease to any of the Basic Lease Provisions contained in Section 1.1 shall be deemed and construed to incorporate all of the terms provided under each of such Basic Lease Provisions and such provisions shall be read in conjunction with all other provisions of this Lease applicable thereto. References to other sections appearing in Section 1.1 of this Lease are intended to designate some of the other places in this Lease where additional provisions applicable to the particular Lease provision appear. These references are for convenience only and shall not be deemed exhaustive.

1.3	Enumeration of Exhibits. The Exhibits enumerated in this section and attached to this Lease are incorporated herein by this reference and are to be construed as part of this Lease.

2.	LEASED PREMISES AND TERM

2.1	Grant of Lease. Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, subject to and with the benefit of the terms of this Lease, the Leased Premises.

2.2	Property. Landlord reserves the right to change the name or number of the Building, the Common Areas, the location but not the number of the parking areas assigned to Tenant, and the identity, type and location of other premises and the tenancies in the Common Areas. The Leased Premises as now configured are shown on the Plan attached as Exhibit A to this Lease.

2.3	Square Footage of Building. The rentable area of the Building may at any time during the Term be measured by authorized representatives of Landlord. If that measurement discloses a different rentable or usable area for the Building than is shown in subparagraph 1.1(e) above, then Tenant shall be permitted to obtain a measurement by a representative of its choice. “Minimum Annual Rent”, as defined in Section 1.1, shall be adjusted if the average of the measurements by Landlord and Tenant indicates a difference in rentable area of plus or minus two per-cent (2.0%) from that shown in subparagraph 1.1(c).

2.4	Term of Lease. Subject to any provisions herein to the contrary, the term of this Lease and all obligations of Tenant hereunder (other than the obligation to Minimum Annual Rent herein) shall commence on the Effective Date and shall expire on the Expiration Date. The obligation to pay Minimum Annual Rent shall commence on the Rent Commencement Date and continue throughout the Term.

2.5	Quiet Enjoyment. Landlord covenants that Tenant, on paying the rents, the Tenant’s contribution and performing all of Tenant’s obligations pursuant to this Lease, shall peacefully and quietly have, hold and enjoy the Leased Premises throughout the Term without hindrance or molestation by anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease.

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3.	CONSTRUCTION BY TENANT

3.1	Tenant Improvements.

a.	Notwithstanding anything contained in this Lease to the contrary, except for Landlord’s Work, Tenant shall take the Leased Premises in “as-is” condition on the Lease Commencement Date, without any obligation on the part of Landlord to prepare or construct the Leased Premises for Tenant’s occupancy. Tenant may improve or alter the Leased Premises (the “Tenant Improvements”) upon the prior written approval of Landlord, such approval not to be unreasonably withheld provided such improvement or alteration does not affect the structure of the Building and is otherwise in accordance herewith. Tenant shall improve the Leased Premises in accordance with Exhibit B attached hereto and made a part hereof (the “Initial Tenant Improvements”). Tenant, at no cost, shall be permitted to use up to twenty (20) hours of overtime usage of the freight elevator in the Building during the performance of the Initial Tenant Improvements. In the event that Tenant wishes to further alter or improve the Leased Premises, Tenant shall submit to Landlord at least thirty (30) days prior to the date on which it wishes to commence construction of such Tenant Improvements, all final plans and specifications for the Tenant Improvements (the “Tenant Improvement Plans”), for Landlord’s written approval which approval shall not be unreasonably withheld. Tenant shall obtain Landlord’s approval of all of Tenant’s contractors and subcontractors, which approval shall not be unreasonably withheld. Approval of any plans and specifications and/or review and supervision of any alterations by Landlord shall not constitute a representation or warranty by the Landlord as to the accuracy, adequacy, sufficiency or propriety of such plans and specifications or the quality of workmanship or the compliance of such alterations with applicable law. Each alteration, whether temporary or permanent in character, made by Landlord and Tenant in or upon the Leased Premises (excepting only Tenant’s readily movable internal space dividers, lighting fixtures, furniture, equipment and trade fixtures) shall become Landlord’s property and shall remain upon the Leased Premises at the expiration or termination of this Lease without compensation to Tenant; provided, however, that Landlord shall have the right to require Tenant to remove such alterations, equipment, fixtures and trade fixtures at Tenant’s sole cost and expense.

b.	Tenant covenants with Landlord that it will cause the construction of the Tenant Improvements and any other alterations or repairs performed in accordance with this Lease to be prosecuted with due diligence and continuity in a good and workmanlike manner and in accordance with the plans and specifications approved by Landlord. Tenant shall commence to correct any non-compliance with the requirements of this Section 3.1 within thirty (30) days after receipt of written notice regarding the same. Tenant shall not construct the Tenant Improvements until Landlord has approved in writing the Tenant Improvement Plans.

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c.	Tenant shall indemnify, save harmless and defend Landlord, the Leased Premises and the Property against any liabilities, claims (including claims for mechanics’ liens), suits, costs and expenses, including reasonable attorneys’ fees, arising out of or occasioned by the performance of the Tenant Improvements or the furnishing of any item in connection therewith.

d.	If requested, Tenant agrees to add Landlord as an additional party to all guarantees of workmanship and materials which Tenant may receive in connection with the construction of the Tenant Improvements and any other alterations or repairs performed in accordance with this Lease and assign same upon expiration or earlier termination of the Lease.

e.	There shall be no deviation from the specifications contained in the Tenant Improvement Plans without the prior written approval of Landlord, except that Tenant may substitute materials of equal or better quality upon written notice to Landlord of its intentions to do so and specifying therein the nature of such substitution. All the Tenant Improvements and any other alterations or restorations performed in accordance with the provisions of this Lease shall be performed in a good and workmanlike manner with the use of first class materials and in accordance with all (1) applicable building and zoning laws and other laws, orders, codes, rules, regulations and requirements of all federal, state, municipal, public and governmental agencies and governments, and (2) orders, rules and regulations of any applicable Board of Fire Underwriters or any other body now or hereafter constituted performing similar functions in the county where the Leased Premises is located.

f.	Unless Tenant receives Landlord’s prior written consent to waive the following requirements, in each instance where a contractor performs work on or about the Leased Premises, Tenant shall require any contractor of Tenant permitted to perform work in, on or about the Leased Premises to obtain and maintain the following insurance coverage at no expense to Landlord:

i.	Commercial General Liability Insurance, including a Broad Form General Liability Endorsement, in the amount of $3,000,000.00 naming Landlord, any property manager of Landlord, its mortgagees, other persons or entities designated by Landlord, and Tenant as insured;

ii.	Worker’s Compensation insurance for all contractors and employees working in the Leased Premises in an amount sufficient to comply with applicable laws or regulations;

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iii.	Employers Liability insurance in an amount not less than $1,000,000.00; and

iv.	Any other insurance as Tenant, Landlord, or its mortgagees may reasonably require from time to time which is customarily required and carried by similarly situated tenants in Westchester County or is necessitated or appropriate given the nature of Tenant’s use of the Leased Premises. Such insurance shall be in form, amounts and for the risks which Landlord may reasonably require.

g.	If any of the Tenant Improvements made by Tenant pursuant to Section 3 hereof or any other alterations or repairs performed in accordance with the provisions of this Lease or any use of the Leased Premises by Tenant result in an increase of the premiums charged during the Term on casualty insurance carried by Landlord on the Common Areas or any portion thereof, then the cost of such increase in insurance premiums shall be borne solely by Tenant, who shall reimburse Landlord for the same as additional rent after being separately billed thereafter.

h.	The Tenant Improvements and any other alterations or repairs performed in accordance with the provisions of this Lease shall be performed in a manner so as not to unreasonably annoy or disturb Landlord, its employees or other tenants, occupants of the Property or employees or invitees of such tenants and occupants.

3.2	Tenant Approvals. Tenant shall obtain all necessary permits, licenses and approvals to operate the Leased Premises in the for the Permitted Use. Tenant promptly shall provide, upon receipt of any such permits, licenses and approvals, Landlord with a copy of the same.

3.3	Performance of the Tenant Improvements. Landlord or its architect or engineer shall reasonably determine whether the Tenant Improvements have been performed in accordance with the terms of this Lease. No changes shall be made in any of the Tenant Improvements without the prior written consent of Landlord in accordance with this Lease.

Tenant shall employ only such labor in performing the Tenant Improvements or any other construction work in or about the Leased Premises during the Term as will not cause any conflict or controversy with any labor organization representing building trades whether or not any such labor organization is performing work for Landlord in or about the Park. Landlord, in its sole discretion, may require Tenant to employ only union labor in performing the Tenant Improvements or any other construction work in or about the Leased Premises during the Term. In the event of any labor dispute in connection with the construction of the Tenant Improvements or any other alterations or repairs, Tenant will promptly adjust and settle the same to avoid unnecessary delay and unfavorable publicity, in a manner satisfactory to Landlord.

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3.4	No Liens. Nothing contained in this Section or in this Lease shall be taken or construed to create any agency between Landlord and Tenant or to authorize Tenant to do any act or thing or to make any contract so as to encumber in any manner the title of Landlord to the Leased Premises or the Property or to create any claim or lien upon the interest of Landlord in the Leased Premises or the Park, it being expressly agreed and covenanted that all of the costs and expenses of Tenant for the Tenant Improvements referred to in this Section or any other work undertaken by or on behalf of Tenant shall be promptly paid by Tenant as required by the terms of its contracts or agreements with its contractors, subcontractors and materialmen. Any and all such liens found to exist shall only attach to Tenant’s leasehold estate in the Leased Premises and not to the Landlord’s estate in the Park, Property, Building or Leased Premises. Upon the completion of the Tenant Improvements or any future alterations, Tenant shall deliver to Landlord true and correct copies of the receipted, paid statements or invoices for the Tenant Improvements or any future alterations (as applicable) and final waivers of the lien for all work, labor and materials furnished in connection with the Tenant Improvements or any future alterations (as applicable). In the event a lien is filed arising out of the Tenant Improvements or any future alterations, Tenant agrees, within fifteen (15) days after such lien is filed, (a) to promptly obtain and deliver to Landlord a release of the same in recordable form or (b) to provide Landlord with security for such lien in form and substance reasonably satisfactory to Landlord. If Tenant fails to timely deliver such release of lien or to provide Landlord with satisfactory security as aforesaid, Landlord may, at its option, without investigating the validity of such lien, pay the lien claim and all or any portion of the amount claimed, in which event, Tenant shall reimburse Landlord in accordance with Section 16.7 hereof,

3.5	Delivery of Possession. In the event Landlord fails to deliver the Leased Premises or any portion thereof on the Lease Commencement Date for any cause whatsoever, Landlord shall not be liable to Tenant for any damages as a result of Landlord’s delay in delivering the Leased Premises, nor shall any delay affect the validity of this Lease, and the Rent Commencement Date of this Lease as to the applicable portion of the Leased Premises only shall be postponed until the date that is three months after possession of such remaining portion of the Leased Premises is delivered to Tenant. Such delay shall not however serve to extend the Expiration Date or affect the obligation to pay Rent as to the portion of the Leased Premises delivered to Tenant on the Rent Commencement Date. Notwithstanding the foregoing provisions of this Section 3.4, in the event Landlord fails to substantially complete Landlord’s Work for a period in excess of six months from the Effective Date of Lease, Tenant shall have the right to terminate this Lease by written notice to Landlord delivered within five (5) days thereof and, thereafter, this Lease shall be void and of no further force or effect, and all deposits made by Tenant shall be returned to it forthwith.

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3.6	Fixtures. All readily movable internal space dividers, lighting fixtures, furnishings, fixtures and equipment owned and used by Tenant; exclusive of readily movable furnishings, fixtures and equipment owned by Landlord, in the Leased Premises shall at all times during the Term be and remain the property of Tenant without regard to the means by which they are installed in or attached to the Leased Premises. Upon expiration of this Lease and provided that Tenant is not in default hereunder, Tenant, at Landlord’s request, shall remove any or all such internal space dividers furnishings, fixtures and equipment as Landlord shall require (excluding Landlord’s furnishings, fixtures and equipment or Tenant Improvements approved by Landlord in accordance herewith, including telecom cabling) and restore the Leased Premises to the condition that existed immediately prior to such installation, and any furnishings, fixtures and equipment not removed by Tenant as provided above shall become the property of Landlord upon the expiration of the Term or termination of Tenant’s right to possession of the Leased Premises. Landlord may charge as additional rent hereunder any costs expended in the removal of fixtures, equipment and furnishings which despite Landlord’s request are not removed upon the expiration or sooner termination of the Term. Tenant shall be required to remit payment for such costs within fifteen (15) days of Landlord’s demand for same. The provisions of this section shall survive the termination of this Lease.

3.7	Landlord’s Lien. All trade fixtures and personal property belonging to Tenant which are, or may be, put into the Leased Premises during the Term, whether exempt or not from sale under execution and attachment under• the laws of the State of New York, shall at all times be subject to a first lien security interest in favor of Landlord, for the purpose of securing all Rent or other sums which may become due to Landlord from Tenant under this Lease. Upon default or breach of any covenants of this Lease, Landlord shall have all remedies available under the Uniform Commercial Code enacted in the State of New York, including, but not limited to, the right to take possession of the above-mentioned property and dispose of it by sale in a commercially reasonable manner. Tenant hereby agrees to execute such UCC-1 financing statements and/or continuation statements upon a request to do so by Landlord, for the purpose of serving notice to third parties of the security interest herein granted.

Notwithstanding any provisions in this Section 3.7 to the contrary, Landlord agrees, to subordinate its lien on all of Tenant’s trade fixtures and personal property to an entity providing purchase money financing to Tenant in connection with the purchase of furnishings and equipment used in the operation of its business in the Leased Premises, provided that (a) Tenant is not in default under this Lease and the Lease is in full force and effect, (b) Tenant requests Landlord’s written subordination of its lien, and (c) the entity from whom Tenant is obtaining purchase money financing executes a subordination of Landlord’s lien in form reasonably satisfactory to Landlord.

4.	RENT

4.1	Minimum Annual Rent. Effective as of the Rent Commencement Date, Tenant agrees to pay to Landlord, Minimum Annual Rent, in the amounts provided in Section 1.1(k) hereof, payable in advance in equal successive monthly installments on the first day of each and every calendar month during the Term and the Renewal Term, if any; provided, however, Minimum Annual Rent shall be prorated for the applicable portion of the first and last month in which the same is due and payable.

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4.2	Payment of Rent. Rent shall be payable without demand, notice, offset or deduction. All Rent due under this Lease shall be paid by checks payable to the order of “Hudson View Building #3, LLC” which checks shall be mailed or delivered to Landlord, c/o Hudson View Building #3, LLC, 485 West Putnam Avenue, Greenwich, Connecticut 06830, or at such other place as Landlord may from time to time designate to Tenant. Rent will be prorated for partial months or years within the Term and for partial months for which Rent is payable. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

4.3	Late Payment. If Tenant shall fail to pay, within ten (10) days of when the same is due and payable, any Rent required to be paid by Tenant under this Lease, such unpaid amounts shall bear interest from the due date thereof to the date of payment at the rate of ten (10%) percent per annum, but in no event at a rate which is higher than the legal limit. If any installment of Rent is delinquent by more than fifteen (15) days, Tenant shall also pay to Landlord a late charge in an amount equal to five (5%) percent of the amount of such delinquent installment, which late charge shall be immediately due and payable without notice or demand from Landlord and which itself shall bear interest at the rate provided above from the date due until paid.

5.	REAL ESTATE TAXES. Tenant shall not be responsible for the payment of real estate taxes due on the Property or the Leased Premises.

6.	COMMON AREA MAINTENANCE. Tenant shall not be responsible for the payment of common area expenses.

7.	COMMON AREAS. For purposes of this Lease, the term “Common Areas”, as such areas and facilities are herein collectively referred to, shall mean those areas of the Building or Property, as applicable, which are used in common with the Landlord, or other tenants of the Building or Property, as applicable, and their respective employees, agents, guests, invitees, contractors, vendors and customers including only, sidewalks and walkways; all entrances and exits to the foregoing; retaining walls; delivery passages; paved surfaces; driveways; parking areas; dumpsters; storage areas; identification signs; water, sanitary sewer, storm sewer, plumbing, gas, electric and other utility lines and services (which serve areas within the Building or Property other than the Leased Premises); boilers, generators, truck service-ways; loading docks; sanitary and sump facilities; and those other facilities and service areas for common use within the Building or Property, as applicable, which are used by the other tenants of the Building or Property, as applicable,

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8.	LANDLORD SERVICES.

8.1	Utilities and Services Furnished by Landlord. Provided there exists no event of default by Tenant hereunder, and subject to the conditions and in accordance with the standards set forth in this Section 8, Landlord agrees:

a.	To operate, repair and maintain the Common Areas.

b.	To furnish hot and cold water for normal lavatory, drinking and office cleaning purposes. If Tenant requires, uses or consumes water for any other purpose, Tenant agrees that Landlord may install, at Landlord’s sole cost and expense, a meter or meters or other means to measure Tenant’s water consumption.

c.	To provide electricity at Tenant’s cost, which shall be additional rent payable hereunder. All electricity usage at the Leased Premises shall be measured by sub-meter by an independent utility consultant selected by the Landlord for the purpose of establishing the cost and amount of Tenant’s electricity usage. All actual, reasonable and necessary costs associated with the usage and determination of Tenant’s electricity consumption within the Leased Premises including the reasonable fees of such independent utility consultant shall be paid by the Tenant to Landlord as additional rent on the first day of each month or within ten (10) days of receipt of a detailed statement from Landlord regarding the same. Absent manifest error in calculations, the findings of such utility consultant shall be conclusively binding upon Landlord and Tenant. Notwithstanding the foregoing in the event that, following the Lease Commencement Date, Landlord may, in its sole discretion, arrange to have Tenant’s electricity usage measured by a direct or a sub meter or meters, then upon the installation and operation of such meters at Landlord’s sole cost and expense, Tenant shall pay all the costs of electricity associated with the Leased Premises directly to the utility company supplier or otherwise as directed by Landlord.

d.	To provide heat and air conditioning.

e.	Subject to all applicable laws, rules and regulations, Landlord shall install Tenant’s name in any main lobby directory and any applicable 2nd floor directory or main entrance directory or exterior directory of all tenants in the Building in pro rata proportion with other tenants in the Building.

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f.	If any federal, state, municipal or other governmental body, authority or agency, or any public utility, assesses, levies, imposes, makes or increases any charge, fee, rent or assessment on the Landlord, for any service, system or utility now or in the future supplied to or available at the Leased Premises or to the Tenant or arising from the occupancy or use by the Tenant of the Leased Premises, or to the structures or buildings which, or a portion or portions of which, are included in the Leased Premises, (including but not limited to any sewer rent or other charge for the use of a sewer system or systems), the Tenant shall, at the option of the Landlord exercised at any time and from time to time by notice to the Tenant, pay, in accordance with such notice, such charge, fee, rent or assessment or such increase thereof (or the portion thereof reasonably allocated by the Landlord to the Leased Premises or to the operations of the Tenant under this Agreement (Landlord’s allocation shall be binding absent demonstrable error)) either directly to the governmental body, authority or agency, or to the public utility, or directly to the Landlord, as such notice may direct. All payment to be made by the Tenant hereunder shall constitute items of additional rent.

g.	The Landlord shall be under no obligation to supply any service or services if and to the extent and during any period that the supplying of any such service or services or the use of any component necessary therefor shall be prohibited or rationed by any federal, state or municipal law, rule, regulation, requirement, order or direction and if the Landlord deems it in the public interest to comply therewith, even though such law, rule, regulation, requirement, order or direction may not be mandatory on the Landlord as a public agency.

h.	The Landlord shall have no obligation or responsibility with respect to the performance of any services or providing, supplying or furnishing to the Tenant of any utilities or services whatsoever except as expressly provided in this Lease.

8.2	Cooperation; Payment of Charges; Approval of Special Equipment Usage. Tenant agrees to cooperate fully at all times with Landlord and to abide by all regulations and requirements which Landlord from time to time reasonably may prescribe for the use of the above utilities and services. Tenant agrees to pay any charge imposed by Landlord pursuant to Section 8 and any failure to pay any excess costs as described above shall constitute a breach of the obligation to pay Rent under this Lease and shall entitle Landlord to the rights herein granted for such breach. Tenant’s use of electricity and/or steam shall at no time exceed the capacity of the service to the Leased Premises.

8.3	Failure, Stoppage or Interruption of Service; No Release from Obligations. Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or reduction of Rent by reason of, Landlord’s failure to furnish any of the foregoing services when such failure is caused by accident, breakage, repairs, riots, strikes, lockouts or other labor disturbance or labor dispute of any character, governmental regulation, moratorium or other governmental action, inability by exercise of reasonable diligence to obtain electricity, water or fuel, or by any other cause beyond Landlord’s immediate control or for stoppages or interruptions of any such services for the purpose of making necessary repairs or improvements. Failure, stoppage or interruption of any such service shall not be construed as an actual or constructive eviction or as a partial eviction against Tenant, or release Tenant from the prompt and punctual performance by Tenant of the covenants contained herein. Notwithstanding anything hereinabove to the contrary, Landlord reserves the right from time to time to make reasonable modifications to the provision of utilities and services. Landlord shall use reasonable efforts to cure the failure, stoppage or interruption of any such service. For the purposes of this Lease, “reasonable efforts” shall not require Landlord to expend any sums that it is not otherwise obligated to spend hereunder.

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8.4	Limitation and Unavailability of Service. Anything hereinabove to the contrary notwithstanding, Landlord and Tenant agree that Landlord’s obligation to furnish electricity, water and steam to the Building shall be subject to and limited by all laws, rules, and regulations of any governmental authority affecting the supply, distribution, availability, conservation or consumption of energy, including, but not limited to, electricity, gas, oil and/or water. Landlord shall abide by all such governmental laws, rules, and regulations and, in so doing, Landlord shall not be in default in any manner whatsoever under the terms of this Lease, and Landlord’s compliance therewith shall not affect in any manner whatsoever Tenant’s obligation to pay the full Rent set forth in this Lease.

8.5	Load Bearing Capacity. Landlord states that the minimum load bearing capacity of each part of the Leased Premises is 200 lbs. psf. Tenant shall not overload any floor, roof, land surface, bulkhead, pavement, landing, pier or wharf at the Building or Property and shall repair, replace or rebuild any damage caused by overloads. Landlord reserves the right to prescribe from time to time in a reasonable manner the weight and the method of transporting such load to the designated location and position of all heavy installations which Tenant wishes to place in the Leased Premises so as to properly distribute the weight thereof. Any reasonable cost of structural analysis shall be borne by Tenant.

8.6	Unreasonable Noise or Vibration. Tenant shall take all reasonable measures not to cause unreasonable noise or vibration that may be transmitted to the structure of the Building or to any part of the Property to such a degree as to be objectionable to Landlord, its employees or to any other tenants in the Property. Vibration eliminators or other devices sufficient to eliminate such unreasonable noise or vibration shall be placed and maintained by Tenant, at Tenant’s expense if Landlord deems such measures to be required.

8.7	Interference. Tenant shall not do or permit to be done anything which may interfere with the effectiveness or accessibility of any utility, mechanical, electrical and other systems installed or located anywhere at the Park, including without limitation the installation of any Tenant Improvements.

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9.	REPAIRS.

9.1	Repairs by Landlord. Landlord shall, subject to Unavoidable Delays, make all necessary repairs and replacements to the foundation, roof, exterior walls, columns, doors, door frames, windows, window frames-and operating systems (including any plumbing, mechanical or other systems) of the Building, as well as to the Common Areas, including any repairs or replacements required in order to comply with any laws, ordinances or regulations, unless any such work is required because of damage caused by any act or wrongful omission of Tenant, any subtenant, customer or concessionaire of Tenant or their respective employees, agents, invitees, licensees or contractors in which case such work shall be performed by Tenant at Tenant’s sole cost and expense within 5 days of the occurrence of such act or wrongful omission. Further, Landlord shall maintain the HVAC system serving the Leased Premises at its sole cost and expense.

Landlord shall not be required to commence any such repair until a reasonable time after written notice from Tenant that the same is necessary. The provision of this Section 9.1 shall not apply in the case of damage or destruction by fire or other casualty or a taking under the power of eminent domain, in which events the obligations of Landlord shall be controlled by Section 14.

9.2	Repairs by Tenant. Except as provided in Section 9.1, all cleaning, maintenance, repairs and replacements to the Leased Premises, including, without limitation repairs and replacements to the Leased Premises and Building arising from the negligence or willful misconduct of Tenant, its employees, agents and/or customers, to, including, but not limited to, the doors, door frames, windows, window frames, plate glass, fixtures, operating systems servicing the Leased Premises (including any plumbing, mechanical or other systems) interior walls and columns shall be performed by Tenant, at its expense. Tenant shall be responsible for its own refuse and garbage collection and for depositing said refuse and garbage in the Building’s containers. If Tenant refuses or neglects to repair or replace any portion of the Leased Premises required by this Section 9.2 to the reasonable satisfaction of Landlord after fifteen (15) days notice from Landlord, or immediately (and without notice) in case of emergency, Landlord may, but shall not be obligated to make such repairs or replacements without liability to Tenant for any loss or damage which may accrue to Tenant, its merchandise, fixtures or other property or to its business, by reason thereof, and upon completion thereof, Tenant shall promptly pay Landlord in accordance with Section 16.7 hereof.

10.	SUBORDINATION

10.1	This Lease and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all present and future mortgages, which may now or hereafter affect the Property and/or the Leased Premises. The foregoing shall extend to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such mortgages. This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver any instrument, in recordable form if required, that Landlord, or the holder of any superior mortgage or any of their respective successors in interest may request to evidence such subordination.

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10.2	Tenant agrees without further instruments of attornment or subordination in each case, (a) to attorn to the holder of any superior mortgage or any successor to such holder’s interest, upon such holder’s or successor’s request and agreement by such holder or successor that Tenant’s quiet enjoyment of the Leased Premises shall not be interrupted or diminished by such mortgage or successor in interest provided an default has not occurred, as the case may be, (b) to waive the provisions of any statute or rule or law now or hereafter in effect which may give or propose to give Tenant any right of election to terminate this Lease or to surrender possession of the Leased Premises in the event a superior mortgage is foreclosed, (c) not to modify or amend this Lease without the mortgage holder’s prior consent and (d) that Tenant’s obligations under this Lease shall not be affected in any way whatsoever by any such proceeding or termination (it being understood, however, that such holder or successor in interest shall under no circumstances be bound by any payment of rent for more than one month in advance, except for the security deposit, if actually provided to such mortgagee). Tenant shall take no steps to terminate this Lease without giving written notice to the holder of a superior mortgage, and a reasonable opportunity to cure (without such holder being obligated to cure) any default on the part of the Landlord under this Lease. In confirmation of such attornment, Tenant shall promptly execute and deliver any instrument, in recordable form if required, that Landlord, or the holder of any mortgage or any of its successors in interest may request to evidence such attornment.

10.3	In the event of any act or omission of Landlord which would give Tenant the right to terminate this Lease or to claim a partial or total eviction pursuant to the terms of this Lease, Tenant will not exercise any such right until:

a.	It has given written notice of such act or omission to the holder of any superior mortgage and of any superior lease of which it has been given notice; and

b.	A reasonable period (but not exceeding ninety (90) days) for remedying such act or omission shall have elapsed following such giving of notice during which such parties, or any of them with reasonable diligence, has not commenced and continued to remedy such act or omission or to cause the same to be remedied.

10.4	Tenant further agrees that the holder of such mortgage shall not under any circumstances be:

a.	Liable for any default of Landlord under the Lease occurring prior to the date upon which such mortgage holder forecloses on all or any portion of the Leased Premises.

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b.	Subject to any offsets or defenses which have accrued prior to the date of foreclosure.

c.	Bound by any rent that Tenant may have paid under the Lease more than one month in advance.

d.	Bound by any amendment or modification of the Lease made without such mortgage holder’s prior written consent.

e.	Responsible for the return of any security deposit delivered to Landlord under the Lease and not subsequently received by such mortgage holder.

If Tenant fails to execute any instrument required to be executed by Tenant under this Section 10 within seven (7) days after request, Tenant irrevocably appoints Landlord as its attorney-in-fact, in Tenant’s name, to execute such instrument.

11.	ASSIGNMENT AND SUBLETTING.

11.1	Prohibitions. Tenant for itself, its successors and assigns, expressly covenants that it shall not by operation of law, foreclosure, as collateral or otherwise assign, sublet, hypothecate, encumber or mortgage this Lease, or any part thereof, or permit the Leased Premises, to be used by others (pursuant to any employment, management, franchise, license or concessionaire agreement, or otherwise) without the prior written consent of Landlord in each instance. For purposes of this Section 11, “assignment” shall be considered to include any change in the ownership of Tenant if Tenant is a corporation, limited liability company or partnership, which change has not been previously approved by Landlord in writing. Without Landlord’s prior written consent, any attempt by Tenant to assign, sublet, encumber or mortgage this Lease shall be null and void. The consent by Landlord to any assignment, mortgage, hypothecation, encumbrance, subletting or use of the Leased Premises by others, shall not constitute a waiver of Landlord’s right to withhold its consent to any other or further assignment, subletting, mortgage, encumbrance or use of the Leased Premises by others. Except as otherwise set forth herein, without the prior written consent of Landlord, this Lease and the interest therein of any assignee of Tenant herein, shall not pass by operation of law, merger, consolidation, reorganization or otherwise, and shall not be subject to garnishment or sale under execution in any suit or proceeding which may be brought against or by Tenant or any assignee of Tenant. The absolute and unconditional prohibitions contained in this Section 11 and Tenant’s agreement thereto are material inducements to Landlord to enter into this Lease with Tenant and any breach thereof shall constitute a material default hereunder permitting Landlord to exercise all remedies provided for herein or by law or in equity on a default of Tenant.

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Notwithstanding the foregoing, this Lease may be assigned to: (i) an entity created by merger, reorganization or recapitalization of or with Tenant; or (ii) an Affiliate (as hereinafter defined) of Tenant; provided that: (A) Landlord shall have received from Tenant thirty (30) days’ prior written notice of such assignment, which shall include a copy of the proposed assignment document, including the identity of the proposed assignee, the economic terms of the assignment and such financial statements and other information required by Landlord; (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease and shall use the Leased Premises for a use consistent with this Lease; and (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease. Further notwithstanding the foregoing, if Tenant is a corporation, limited liability company or partnership, up to eighty percent (80%) of the ownership interests in Tenant may be changed; provided that: (A) Landlord shall have received from Tenant thirty (30) days’ prior written notice of such change, which shall include a copy of the proposed assignment document, including the identity of the proposed assignee, the economic terms of the assignment and such financial statements and other information required by Landlord; (B) Tenant, by written instrument satisfactory to Landlord, confirms all of Tenant’s obligations under this Lease and shall use the Leased Premises for a use consistent with this Lease; and (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease.

Further notwithstanding the foregoing, Tenant may sublet all or any portion of the Leased Premises to an Affiliate of Tenant; provided that (I) Landlord shall have received from Tenant thirty (30) days’ prior written notice of such sublease, which shall include a copy of the proposed sublease, including the premises demised thereunder, the identity of the subtenant, the economic terms of the sublease and such financial statements and other information required by Landlord; (II) Landlord shall have received a copy of the sublease for a term that is shorter than the Term and for a use and otherwise complies with the terms of this Lease; (I TO the sublease is subject and subordinate to this Lease (and to all things to which this Lease is subject and subordinate, including, but not limited to, any mortgage encumbering the Building) in all respects; (IV) if an Affiliate sublease is approved by Landlord, such entity at all times remains an Affiliate of the Tenant named herein or, in the event the subtenant will, at any time, not be an Affiliate of Tenant, Tenant obtains Landlord’s prior written consent as set forth herein; (V) Landlord shall have the absolute right, at its sole and absolute discretion, to refuse to consent to any more than two (2) subleases of the Leased Premises. “Affiliate”, for purposes hereof, means any person or entity which controls, is controlled by, or is under common control with, Tenant. “Control” (and with correlative meaning, “controlled by” and “under common control with”), for purposes hereof, means ownership or voting control, directly or indirectly, of more than 20% of the voting stock, partnership interests or other beneficial ownership interests of the entity in question.

Further notwithstanding the foregoing, this Lease may be assigned or Tenant may sublet all or any portion of the Leased Premises to a third party upon Landlord’s prior written consent, such consent not to be unreasonably withheld.

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In no event shall Landlord be required to incur any expense or perform any work in connection with any such assignment or sublease.

11.2	No Release. In no event shall any subletting to which Landlord may consent, release or relieve Tenant from its obligations to fully observe or perform all of the terms, covenants and conditions of this Lease on its part to be observed or performed.

11.3	Costs. Tenant shall pay Landlord’s reasonable costs, charges and expenses, including attorney’s fees, incurred in connection with its review of any proposed assignment or proposed sublease, whether or not Landlord approves such transfer of interest, which costs, charges and expenses shall not exceed $5,000.00 in any one instance.

12.	TENANT’S INSURANCE REQUIREMENTS.

12.1	Coverage. Tenant hereby agrees to maintain in responsible companies approved by Landlord (which approval shall not be unreasonably withheld), at Tenant’s sole expense, comprehensive public liability and personal property damage insurance, including, without limitation, fire, property damage, personal injury, contractual, indemnity liability and contractual liability insurance coverages, insuring Landlord, any property manager of Landlord, Landlord’s mortgagee and Tenant, their beneficiaries and agents, as their interests may appear, against all, claims, demands, or actions for injury, death or damage to property and protecting Landlord, any property manager of Landlord, and Tenant from all causes, including their own negligence, in an amount of not less than two million and 00/100 Dollars ($2,000,000.00) arising out of any one occurrence, made by or on behalf of any person, firm or corporation, arising from, related to, or connected with the conduct and operation of Tenant’s business in the Leased Premises, and anywhere upon the Leased Premises and, in addition, and in like amounts, covering Tenant’s contractual liability under all indemnification clauses included in this Lease (specifically including, without limitation, the hold harmless clause set forth in Section 13.1 below. Tenant shall maintain business interruption insurance respecting its operation of its business in the Leased Premises in an amount equal to all of Tenant’s fixed expenses, including, without limitation, all Rent due under the Lease. Tenant shall maintain fire, extended coverage, vandalism, smoke, flood, earthquake, windstorm, tornado and malicious mischief insurance and such other insurance as Landlord may from time to time reasonably require. All of said insurance shall be in form and in responsible companies reasonably satisfactory to Landlord and shall provide that it will not be subject to cancellation, termination or change except after at least thirty (30) days’ prior written notice to Landlord and to any mortgagee named in an endorsement thereto. Such insurance may be provided under a blanket policy, provided that an endorsement naming Landlord (any property manager of Landlord or Landlord’s mortgagees) as additional insureds as required herein is attached thereto.

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12.2	Binders. The policies or duly executed binders of the same (which binders shall evidence the insurance waiver of subrogation required at Section 20.1 hereof) together with satisfactory evidence of the payment of the premium thereon, shall be deposited with Landlord on the Lease Commencement Date, and upon renewals of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. If Tenant fails to comply with such requirements, Landlord may, but shall not be obligated to, obtain such insurance and keep the same in effect and Tenant shall pay Landlord the premium cost thereof with Interest upon demand. Each such payment shall constitute additional rent payable by Tenant under this Lease, and Landlord shall not be limited in the proof of any damages which Landlord may claim against Tenant arising out of or by reason of Tenant’s failure to provide and keep in force insurance as aforesaid, to the amount of insurance premium or premiums not paid or incurred by Tenant and which would have been payable upon such insurance, but Landlord, in addition to any and all other rights and remedies provided Landlord under the terms of this Lease, shall also be entitled to recover as damages for such breach the uninsured amounts of any loss, to the extent of any deficiency in the insurance required by provisions of this Lease.

12.3	Minimum Amount. Tenant acknowledges and agrees that, notwithstanding any provision of this Lease to the contrary, the insurance coverage requirements set forth this Section 12, in terms of both forms of insurance and amounts of coverage, represent the minimum protection required by Landlord and shall not constitute a representation or warranty by Landlord as to the adequacy and sufficiency of such forms of insurance and amounts of coverage. Tenant agrees to make and rely upon an independent determination regarding which additional forms of insurance or higher levels of coverage, if any, may be necessary or desirable in order to furnish Landlord and Tenant adequate protection.

13.	TENANT’S ADDITIONAL COVENANTS

13.1	Affirmative Covenants. Tenant covenants at its expense at all times during the Term and such further time as Tenant occupies the Leased Premises or any part thereof:

a.	To pay promptly when due the entire cost of any work in the Leased Premises undertaken by Tenant so that the Leased Premises and the Property shall at all times be free of liens for labor and materials; to procure all necessary permits before undertaking such work; to do all of such work in a good and workmanlike manner, employing materials of good quality; to perform such work only with contractors and plans previously approved in writing by Landlord, if required by this Lease (which approval will not be unreasonably withheld); to comply with all governmental requirements; and to defend and save Landlord and Landlord’s employees, beneficiaries and agents harmless and indemnified from all injury, loss, claims or damage to any person or property (including the cost for defending against the foregoing) occasioned by or growing out of such work.

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To the fullest extent permitted by law, and to the full extent of the insurance coverage required by Section 12.1 above, Tenant shall in all cases indemnify, defend and save Landlord, Landlord’s property manager, Landlord’s beneficiaries, employees, members and agents and their respective successors and assigns harmless and indemnified from all injury, loss, claims or damage to any person or property while on the Leased Premises or any other part of the Leased Premises from anyone claiming by, through or under Tenant caused by the negligent act or omission of Tenant.

To the fullest extent permitted by law and to the full extent of the insurance coverage maintained by Landlord, Landlord shall in all cases indemnify, defend and save harmless Tenant, its officers, employees and directors from and against all claims and demands of third persons, including but not limited to, claims and demands for death or personal injuries, or for property damages arising out of the use or occupancy of the Property by the Landlord or by others with its consent or out of any other acts or omissions of the Landlord or its officers and employees, guests, invitees and business visitors on the Property, in all cases, caused by the negligent act or omission of Landlord or such other persons .

b.	To permit Landlord, Landlord’s property manager, Landlord’s mortgagees and their agents to enter the Leased Premises at reasonable times for the purpose of inspecting the same, of making repairs, additions or alterations thereto or to the Common Areas in which the same are located and of showing the Leased Premises to prospective purchasers, lenders and tenants.

c.	To promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state, municipal and local governments, departments, commissions, boards and officers, and all orders, rules and regulations of the National Board of Fire Underwriters, the local Board of Fire Underwriters, or any other body or bodies exercising similar functions, foreseen or unforeseen, ordinary as well as extraordinary, which may be applicable to the Leased Premises and to all or any part thereof and/or any and all facilities used in connection therewith and the sidewalks, areaways, passageways curbs and vaults, if any, adjoining the Leased Premises, which are not part of the Common Areas or to the use or manner of use of the Leased Premises, or the owners, tenants or occupants thereof, whether or not any such law, ordinance, order, rule, regulation or requirement shall interfere with the use and enjoyment of the Leased Premises.

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d.	To pay all costs, expenses, claims, fines, penalties and damages that may in any manner arise out of or be imposed because of the failure of Tenant to comply with the provisions of this Section 13, and in any event to defend and indemnify Landlord against all liability arising out of such failure. Tenant shall promptly give notice to Landlord of any notice of violation received by Tenant. Without diminishing the obligation of Tenant, if Tenant shall at any time after five (5) days notice by Landlord fail or neglect to comply, or to commence to comply as expeditiously as is reasonably feasible, with any of said laws, rules, requirements, orders, directions, ordinances or regulations concerning or affecting the Leased Premises, or the use and occupancy thereof, as hereinbefore provided, and, if a stay is necessary, shall have failed to obtain a stay or continuance thereof, Landlord shall be at liberty to comply therewith, and all expenses consequent thereon shall be borne and paid by Tenant in accordance with Section 16.7 hereof.

e.	To execute and deliver at any time and from time to time at reasonable intervals, within ten (10) days after written request by Landlord, to Landlord, Landlord’s mortgagee or others designated by Landlord, a certificate in a form as may from time to time be provided, ratifying this Lease and certifying: (i) that Tenant has entered into occupancy of the Leased Premises and the date of such entry, if such is the case; (ii) that this Lease is in full force and effect, and has not been assigned, modified, supplemented or amended in any way (or if there has been any assignment, modification, supplement or amendment, identifying the same); (iii) that this Lease represents the entire agreement between Landlord and Tenant as to the subject matter hereof; (iv) the Lease Commencement Date and the Expiration Date of the Term; (v) that all conditions under this Lease to be performed by Landlord have been satisfied (and if not, what conditions remain unperformed); (vi) that, to the best of Tenant’s knowledge, no default by either party exists in the performance or observance of any covenant or condition in this Lease and there are no defenses or offsets against the enforcement of this Lease by Landlord or specifying each default, defense or offset of which Tenant may have knowledge; (vii) the amount of Minimum Annual Rent or other rental, if any, that has been paid in advance and the amount of any security deposit that has been deposited with Landlord; and (viii) the date to which Minimum Annual Rent and all other rentals and charges have been paid under this Lease. Tenant hereby irrevocably appoints Landlord its attorney-in-fact to execute such a certificate in the event Tenant shall fail to do so within ten (10) days of receipt of Landlord’s request.

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f.	To keep and maintain the Leased Premises in a neat, safe and orderly condition. Tenant’s maintenance of the Leased Premises shall include, without limitation, cleaning the Leased Premises weekly or as reasonably required and, in either case, either prior to or after closing (i.e., vacuuming all carpeted areas, collecting and dumping all refuse in accordance with the provisions hereof, mopping all hard-surfaced floors). In the event Tenant fails to maintain the Leased Premises in a first-class manner as is required hereunder, and does not cure such failure within fifteen (15) days after notice from Landlord, then Landlord may, but shall not be obligated to, perform whatever maintenance Tenant fails to do at Tenant’s expense without liability to Tenant for any loss or damage which may accrue to Tenant, its merchandise, fixtures or other property or its business. If Landlord undertakes such maintenance, Tenant shall promptly pay Landlord for the cost of such maintenance as additional rent in accordance with Section 16.7 hereof.

g.	To protect the Leased Premises from theft and vandalism and to take all necessary security measures at the closing of Tenant’s business (including securing all doors and windows) to protect against unauthorized entry into the Leased Premises and the Common Areas.

14.	DAMAGE OR TAKING AND RESTORATION

14.1	Fire, Explosion or Other Casualty. If the Leased Premises, or any part thereof, shall be damaged by fire or other cause, this Lease shall continue in full force and effect unless Landlord elects within sixty (60) days of such casualty to terminate this Lease. Unless Landlord elects to terminate this Lease it shall, subject to compliance with the provisions of any applicable mortgage and to the extent of its insurance proceeds, repair the damage and restore and rebuild the Leased Premises (excluding damage to leasehold improvements, fixtures, furniture, carpeting, floor covering, wall covering, drapes and equipment) with reasonable diligence subject to Unavoidable Delays. Rent and additional rent shall be abated. during any period in which the casualty, repairing or rebuilding shall render the Leased Premises untenantable and Tenant is unable to use the Leased Premises or any portion thereof. Tenant shall also repair or replace its fixtures, furniture, furnishings, leasehold improvements, ceilings, wall or floor coverings or equipment.

14.2	Eminent Domain. In the event that the whole or substantially all of the Leased Premises shall be condemned or taken in any manner (including agreement between Landlord and any governmental authority authorized to exercise such right) for any public or quasi-public use, this Lease shall forthwith cease and terminate as of the date of vesting of title and the Rent due from Tenant hereunder shall be apportioned and paid to such date of vesting. In the event that only a part of the Leased Premises consisting of less than substantially all thereof shall be so condemned or taken, then effective as of the date of vesting of title, the Rent reserved hereunder for such part shall be equitably abated and this Lease shall continue as to such part not so taken.

If a substantial part or the whole of the Leased Premises is taken for a term of less than twelve (12) months, the Lease shall remain in full force and effect, except that Rent shall abate during the term of such temporary taking as to the portion of the Leased Premises so taken.

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In the event of any condemnation or taking, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award_ or any part thereof, and Tenant shall be entitled to receive no part of such award. Notwithstanding the foregoing, the Tenant shall have the right to a separate award for its trade fixtures, equipment and relocation costs.

15.	PREPARATION OF LEASED PREMISES.

15.1	Landlord’s Work. Landlord shall use commercially reasonable efforts to substantially complete Landlord’s Work in accordance herewith. All of Landlord’s Work shall be performed at Landlord’s sole cost and expense and completed in a good and workmanlike manner with the building standard materials.

16.	DEFAULTS BY TENANT AND REMEDIES

16.1	Defaults. It shall be an event of default: (a) if Tenant does not pay in full any and all installments of Minimum Annual Rent, additional rent, or any other charges or payments due under this Lease when the same are due hereunder and such non-payment continues for ten (10) days after the due date for such payment; or (b) if Tenant violates or fails to perform or otherwise breaches any agreement, term, covenant or condition herein contained and such violation, failure or breach continues for thirty (30) days after notice from Landlord; provided that such thirty (30) day period shall be extended for up to an additional ninety (90) days if such violation, failure or breach is reasonably susceptible of cure but cannot reasonably be cured within such thirty (30) day period, and Tenant is diligently proceeding with such cure; or (c) if Tenant vacates or abandons the Leased Premises, or fails to carry on its business at the Leased Premises for a period of thirty (30) consecutive days unless due to casualty, or strike; or (d) if Tenant removes or attempts to remove Tenant’s furniture, fixtures or equipment from the Leased Premises without replacing them; or (e) if Tenant becomes insolvent or bankrupt or makes an assignment for the benefit of creditors or offers a composition or settlement to creditors, under any federal or state law, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or Tenant is adjudicated insolvent pursuant to the provisions of any present or future insolvency law of any state having jurisdiction, or a bill in equity or other proceeding for the appointment of a receiver, trustee, liquidator, custodian, conservator or similar official for any of Tenant’s assets is commenced, under any federal or state law by reason of Tenant’s inability to pay its debts as they become due or otherwise, or if Tenant’s estate by this Lease or any real or personal property of Tenant shall be levied or executed upon by any sheriff or marshal; or by other process of law; provided, however, that any proceeding brought by anyone other than the parties to this Lease under any bankruptcy, reorganization, arrangement, insolvency, readjustment, receivership or similar law shall not constitute an event of default until such proceeding, decree, judgment or order has continued unstayed for more than thirty (30) consecutive days.

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16.2	Bankruptcy. if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, or any similar provisions of any future federal bankruptcy law (the “Bankruptcy Code”), any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid to or turned over to Landlord.

16.3	Remedies. Upon the occurrence of an event of default, Landlord shall have the following rights: (a) To accelerate the whole or any part of the Rent and all other amounts due and payable under this Lease for the entire unexpired balance of the Term, and any Rent if so accelerated shall, in addition to any and all installments of Rent already due and payable and in arrears, be deemed due and payable as if, by the terms and provisions of this Lease, such accelerated Rent was on that date payable in advance. (For such purposes, all items of Rent due hereunder, which are not then capable of precise determination, shall be estimated by Landlord, in Landlord’s reasonable judgment, for the balance of the then current Term); (b) To enter the Leased Premises by Summary process or by any suitable action or proceeding at law or by force or otherwise, without being liable for prosecution or damages therefor, and without further demand or notice proceed to sale of the goods, chattels and personal property there found, to levy the Rent, and Tenant shall pay all costs and commissions which are permitted by law, including wages and sums chargeable to Landlord, and further including commission(s) to the officer or other person making the levy, and in such case all costs, commissions and other charges shall immediately attach and become part of the claim of Landlord for Rent, and any tender of Rent without said costs, commissions and charges . made after the issuance of a warrant of distress, shall not be sufficient to satisfy the claim of Landlord; or (c) To terminate the Lease and remove all persons and all or any property therefrom, either by summary process or by any suitable action or proceeding at law or by force or otherwise, without being liable for prosecution or damages therefor, and repossess and enjoy the Leased Premises.

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Upon recovering possession of the Leased Premises by reason of or based upon or arising out of an event of default on the part of Tenant, Landlord may, at Landlord’s option, make such alterations and repairs as may be necessary in order to relet the Leased Premises and thereafter relet the Leased Premises or any part or parts thereof, either in Landlord’s name or otherwise, for a term or terms which may, at Landlord’s option, be less than or exceed the period which would otherwise have constituted the balance of the Term and at such rent or rents and upon such other terms and conditions as in Landlord’s sole discretion it may deem advisable and to such person or persons as may in Landlord’s discretion deems best. Upon each such reletting all rents received by Landlord from such reletting shall be applied: first, to the payment of any cost and expenses of such reletting, including brokerage fees and attorneys’ fees and all costs of such alterations and repairs; second, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as it may become due and payable hereunder. If such rentals received from such reletting during any month shall be less than that to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Notwithstanding anything set forth herein to the contrary, in no event shall Tenant be entitled to any surplus rents obtained by Landlord in connection with a reletting.

No such re-entry or taking possession of the Premises or the making of alterations or improvements thereto or the reletting thereof shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of such intention be given to Tenant. Landlord shall in no event be liable in any way whatsoever for failure to relet the Leased Premises or, in the event that the Premises or any part or parts thereof are relet, for failure to collect the Rent thereof under such reletting.

Tenant, for Tenant and Tenant’s successors and assigns, hereby irrevocably constitutes and appoints Landlord, Tenant’s and their agent to collect the rents due and to become due under all subleases of the Leased Premises or any parts thereof without in any way affecting Tenant’s obligation to pay any unpaid balance of Rent due or to become due hereunder.

Notwithstanding any expiration or termination prior to the Expiration Date, Tenant’s obligation to pay any and all Rent and additional rent under this Lease shall continue to cover all periods up to the Expiration Date, and Landlord shall be entitled to recover, in addition to any and all sums and damage for violation of Tenant’s obligations hereunder in existence at the time of such termination, damages for Tenant’s default in an amount equal to the amount of the Rent reserved for the balance of the Term, plus the cost of making standard improvements and a standard commission for releasing the Leased Premises, all, of which amount shall be immediately due and payable from Tenant to Landlord.

16.4	Non-Waiver. No waiver by Landlord of any breach by Tenant or any of Tenant’s obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach.

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16.5	Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute and may be pursued successively or collectively as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

16.6	Rights of Mortgagee. In the event of any default by act or omission by Landlord which would give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right until it has notified in writing the holder of any mortgage which at the time shall be a lien on all or any portion of the Property of such default, and until a reasonable period for curing such default shall, have elapsed following the giving of such notice, during which period the holder shall have failed to commence and continue to cure such default or to cause the same to be remedied or cured.

16.7	Curing Tenant’s Defaults. If Tenant shall be in default in the performance of any of its obligations hereunder, Landlord, without any obligation to do so, in addition to any other rights it may have in law or equity, may elect (but shall not be obligated) to cure such default on behalf of Tenant after fifteen (15) days prior written notice (except in the case of emergency or in connection with insurance obligations, in which case no notice shall be required) to Tenant. Tenant shall reimburse Landlord upon demand with Interest thereon from the respective dates of Landlord’s making the payments and incurring such costs, at the rate set forth in Section 1.1(g), which sums and costs together with interest thereon shall be deemed additional rent payable promptly upon being billed therefor.

16.8	Attorneys’ Fees. In the event of any dispute arising under this Lease, the party that does not prevail in such dispute (the “Responsible Party) shall pay to the other (the “Prevailing Party”) all costs and expenses, including reasonable attorneys, fees, incurred by the Prevailing Party in enforcing this Lease or incurred by the Prevailing Party as a result of any litigation to which the Prevailing Party becomes a party as a result of this Lease. The obligations of the parties under this Section 16.8 shall expressly survive the expiration or earlier termination of this Lease.

16.9	WAIVER OF JURY TRIAL. TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT OR ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE LEASED PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE.

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16.10	COMMERCIAL WAIVER. THE TENANT (1) ACKNOWLEDGES THAT THIS IS A COMMERCIAL TRANSACTION AND (2) TO THE EXTENT PERMITTED BY ANY STATE OR FEDERAL LAW WAIVES THE RIGHT TO PRIOR NOTICE OF AND A HEARING ON THE RIGHT OF TENANT TO ANY REMEDY OR COMBINATION OF REMEDIES THAT ENABLES THE LANDLORD BY WAY OF ATTACHMENT, FOREIGN ATTACHMENT, GARNISHMENT OR REPLEVIN TO DEPRIVE TENANT OF ANY OF ITS PROPERTY AT ANY TIME, PRIOR TO FINAL JUDGMENT IN ANY LITIGATION INSTITUTED IN CONNECTION WITH THIS LEASE.

16.11	Surrender/Holdover by Tenant. Upon the expiration or other termination of the Term of this Lease, Tenant shall quit and surrender the Leased Premises in good order and condition, ordinary wear and tear and damage by fire or other casualty, the elements and any cause beyond Tenant’s control excepted. Tenant acknowledges that possession of the Leased Premises must be surrendered upon the expiration or sooner termination of this Lease, TIME BEING OF THE ESSENCE. Tenant shall reimburse, indemnify and hold Landlord harmless from any loss, cost or expense, including reasonable attorneys’ fees, resulting from Tenant’s failure or refusal to vacate the Leased Premises in a timely fashion. In addition, Tenant agrees to pay for use and occupancy of the Leased Premises after the expiration or sooner termination of this Lease at a rate equal to 200% of the Minimum Annual Rent, additional rent and adjustments to rent payable immediately prior to such termination or expiration. No such payment shall, however, serve to renew or extend the Term of this Lease. The obligations set forth in this section shall survive the termination of this Lease.

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17.	SECURITY DEPOSIT

Tenant shall deposit with Landlord, on the Effective Date, the sum of $250,000.00 in lawful United States currency (or in the form of an irrevocable letter of credit in form and substance and from an issuer reasonably acceptable to Landlord), for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of Rent, Landlord may draw on such security deposit to the extent required for the payment of Rent or any other sum as to which Tenant is in default, or any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants or conditions of this lease, including but not limited to, any damages or deficiency in the reletting of the Leased Premises, regardless of whether such damages or deficiency occurred before or after summary process or other re-entry by Landlord. In the event that Landlord does draw on the security deposit, Tenant shall within ten (10) days of receiving written notice from Landlord, replenish the security deposit by the amount Landlord withdrew therefrom and failure to do so within such ten (10) day period shall constitute a default under this Lease. In the event of a sale of the Leased Premises or any portion thereof, Landlord shall have the right to transfer said security deposit to the new landlord upon such transfer and Landlord shall have no further liability for the security deposit. If the security deposit shall be made by Tenant in the form of an irrevocable letter of credit, (i) the non-renewal, expiration or termination thereof shall be conditioned upon (I) the issuer thereof delivering to Landlord written notice of such non-renewal, expiration or termination at least thirty (30) days prior thereto and (II) Landlord’s receipt of a substitute irrevocable letter of credit in form and substance and from an issuer reasonably acceptable to Landlord or good funds in amount equal to the security deposit; failure of which shall be an immediate default hereunder. Tenant agrees that, in the event of default (including the payment of Rent), Landlord may use, apply or retain the whole or any part of the security deposit to the extent required for the payment of Rent, including Minimum Annual Rent, or any other sums as to which Tenant is in default, or for any sum that Landlord may expend or may be required to expend by reason of Tenant’s default, in respect of the terms, provisions, conditions and covenants of this Lease (including any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord). In the event that Landlord applies or retains any portion or all of such security deposit, Tenant shall forthwith restore the amount so retained or applied. Provided Tenant is not in default hereunder, after (i) Landlord’s receipt of the first installment of Minimum Annual Rent after the Rent Commencement Date, Landlord shall return to Tenant a portion of the security deposit totaling $200,000.00 (or shall exchange the aforementioned letter of credit for a letter of credit in the amount of $50,000.00 and otherwise in the form required hereunder) and (ii) Landlord’s receipt of the first twelve (12) installments of Minimum Annual Rent after the Rent Commencement Date, Landlord shall return to Tenant a portion of the security deposit totaling $15,000.00 (or shall exchange the aforementioned letter of credit for a letter of credit in the amount of $35,000.00 and otherwise in the form required hereunder), and, thereafter, the security deposit shall be equal to $35,000.00.

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18.	NOTICES

All notices and other communications hereunder (hereinafter collectively referred to as “notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national prepaid overnight delivery service or (c) telecopy or other facsimile transmissions (followed with “hard” copy sent by national prepaid overnight delivery service), or (d) personal delivery with receipt acknowledged in writing, directed as follows:

Landlord:	Hudson View Building #3, LLC

485 West Putnam

Avenue Greenwich,

Connecticut 06830

Copy to:	Hudson View Building #3, LLC

485 West Putnam

Avenue Greenwich,

Connecticut 06830

Attention: Daniel J. Pennessi, Esq.

Tenant:	Alpha-En Corporation

Prior to possession of the Leased Premises:

120 White Plains Road, Suite 425

Tarrytown, New York 10591

Attention: Steve Fludder

Subsequent to possession of the Leased Premises:

28 Wells Avenue

Yonkers, New York 10701

Attention: Steve Fludder

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Any notice so sent by certified or registered mail shall be deemed given on the date of receipt or refusal as indicated on the return receipt. Any notice sent by telecopy or other facsimile transmission shall be deemed given when the “hard” copy sent by national prepaid overnight delivery service is received or refused. All other notices shall be deemed given when actually received or refused by the party to whom the same is directed. A notice may be given either by a party or by such party’s attorney or other authorized agent. Either party may designate by notice given to the other in accordance with the terms of this Section 18, additional or substitute parties or addresses to whom notices should be sent hereunder.

19.	ENVIRONMENTAL PROVISIONS.

19.1	Hazardous Substances. The term “Hazardous Substances”, as used in this Section 19, shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychlorinated biphanyls (PCBs), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority.

19.2	Environmental Prohibitions. Tenant shall not cause or permit to occur:

a.	Any violation of any federal, state, or local law, ordinance, or regulation now or hereafter enacted, related to environmental conditions on, under, or about the Leased Premises, or arising from Tenant’s use or occupancy of the Leased Premises, including, but not limited to, soil and ground water conditions; or

b.	The use, generation, release, manufacture, refining, production, processing storage, or disposal of any Hazardous Substances on, under, or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances in violation of law.

19.3	Environmental Compliance.

a.	Tenant shall, at Tenant’s expense, comply with all laws regulating the use, generation, storage, transportation, or disposal of Hazardous Substances relating to the operation of the Leased Premises (the “Laws”).

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b.	Tenant shall, at Tenant’s sole cost and expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities (the “Authorities”) under the Laws in connection with the operation of the Leased Premises.

c.	If any Authority or any third party demands that a clean-up plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term, at or from the Leased Premises, or which arises at any time from Tenant’s use or occupancy of the Leased Premises, then Tenant shall, at Tenant’s expense, prepare and submit the required plans and all related bonds and other financial assurances; and Tenant shall carry out all work required by such clean-up plans.

d.	Tenant shall promptly provide all information regarding the use, generation, storage, transportation or disposal of Hazardous Substances that is reasonably requested by Landlord. Tenant shall promptly notify Landlord of any and all violations of the Laws; and, except in the case of an emergency, and subject to the next succeeding sentence, Tenant shall first make diligent efforts to obtain Landlord’s approval for any remedial action required in accordance with this Section 19 as a result of any violations of the Laws. Landlord may, at its sole discretion, take any and all such remedial action required under this Section 19 at Tenant’s sole cost and expense; and in such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord reasonably deems necessary or appropriate to determine the applicability of the Laws to the Leased Premises and Tenant’s use thereof, and for compliance therewith, and Tenant shall execute all such documents promptly upon Landlord’s request. No such action by Landlord and no attempt made by Landlord to mitigate damages under any Law shall constitute a waiver of any of Tenant’s obligations under this Section 19.3.

e.	Tenant’s obligations and liabilities under this Section 19.3 shall survive the expiration or termination of this Lease.

19.4	Tenant’s Environmental Indemnity. Tenant shall indemnify, defend, and hold harmless Landlord and its employees, agents, members, managers, successors and assigns from all fines, suits, procedures, claims and actions of every kind and all costs, associated therewith (including reasonable attorneys’ and consultant’s fees) arising out of or in any way connected with any deposit, spill, discharge, release of Hazardous Substances or other violation of Law that occurs during the Term at or from the Leased Premises, or, to the extent caused by Tenant or its employees, agents, contractors, visitors, sublessors, assignees, invitees, guests or representatives, or which arises at any time, from Tenant’s failure to provide all information, make all submissions, and take all actions required by all Authorities under the Laws. Tenant’s obligations and liabilities under this Section 19.4 shall survive the expiration or termination of this Lease.

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19.5	Landlord’s Environmental Indemnity. Landlord represents and warrants to Tenant that the Leased Premises are free and clear of Hazardous Substances. Landlord will defend, indemnify, and hold harmless Tenant, its directors, officers, members, shareholders, partners, employees, agents, and any assignees or successors, from and against any and all demands, claims, causes of action, fines, penalties, damages (including, without limitation, consequential damages), losses, liabilities, judgments, and expenses (including, without limitation, attorney’s fees and court costs) resulting from any Hazardous Substances existing on or in any part of the Property as of the date hereof.

20.	MISCELLANEOUS PROVISIONS

20.1	Mutual Waiver of Subrogation. Tenant and Landlord hereby waive any rights each may have against the other on account of any loss or damage occasioned to Landlord or Tenant, as the case may be, to their respective property, to the Leased Premises, to the contents therein or to other portions of the Park, arising from any risk covered or which could be covered by fire and extended coverage insurance or other casualty insurance and each party hereto, on behalf of its respective insurance companies insuring its said property against any such loss, hereby waives any right of subrogation that it may have against the other party.

20.2	Passageways, etc. No permanent or temporary revocations or modifications of any license, permit or privilege to occupy or use or maintain any passageway, or structure in, over or under any street or sidewalk, nor any permanent or temporary deprivation of any existing right, privilege or easement appurtenant to the Leased Premises, including rights to use any part of the Common Area or the any parking area, shall operate as or be deemed an eviction of Tenant or in any way terminate, modify, diminish or abate the obligation of Tenant to pay all Rent and to perform each and every covenant required under this Lease provided that Tenant shall have reasonable access to the Leased Premises.

20.3	Tenant’s Conflicts. Tenant hereby covenants, warrants and represents that by executing this Lease and by the operation of the Leased Premises under this Lease, it is not violating, has not violated and will not be violating any restrictive covenant or agreement contained in any other lease or contract affecting Tenant or any subsidiary, affiliate, associate or any other person or entity with whom or with which Tenant is related or connected financially or otherwise. Tenant hereby covenants and agrees to defend, indemnify and save harmless Landlord, any future owner of the Leased Premises or any part thereof, and any mortgagee thereof against and from all liabilities, obligations, damages, penalties, claims, costs and expenses, including attorneys’ fees, paid, suffered or incurred by them or any of them as a result of any breach of the foregoing covenant. Tenant’s liability under this covenant extends to the acts and omissions of any subtenant, and any agent, servant, employee or licensee of Tenant or any subtenant of Tenant.

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20.4	Relationship of the Parties. Nothing contained herein shall be deemed or construed, by the parties hereto, nor by any third party, as creating the relationship of principal and agent, of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any other relationship than that of Landlord and Tenant.

20.5	Binding Effect. This Lease shall be binding upon and inure to the benefit of Landlord and Landlord’s successors and assigns. This Lease shall be binding upon and inure to the benefit of Tenant and Tenant’s successors and permitted assigns.

20.6	Exhibits. All Exhibits attached to this Lease are made a part of this Lease and incorporated by this reference into this Lease.

20.7	Entire Agreement. This Lease and the Exhibits attached to this Lease set forth all the covenants, promises, assurances, agreements, representations, conditions, warranties, statements and understandings (the “Representations” collectively) between Landlord and Tenant concerning the Leased Premises and the Building and the Property, and there are no representations, either oral or written, between them other than those in this Lease. This Lease supersedes and revokes all previous negotiations, arrangements, letters of intent, offers to lease, reservations of space, lease proposals, brochures, representations and information conveyed as to the Leased Premises, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant. Tenant acknowledges that it has not been induced to enter into this Lease by any representations not set forth in this Lease, it has not relied on any such representations, no such representations shall be used in the interpretation or construction of this Lease and Landlord shall have no liability for any consequences arising as a result of any such representations. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless in writing signed by both parties.

20.8	Signing. The signing of this Lease by Tenant and delivery of this Lease to Landlord or its property manager does not constitute a reservation of or option for the Leased Premises or an agreement to enter into a Lease and this Lease shall become effective only if and when Landlord signs and delivers same to Tenant: Tenant shall deliver to Landlord concurrently with the delivery to Landlord of a signed Lease, certified resolutions of Tenant’s Board of Directors authorizing the signing and delivery of this Lease and the performance by Tenant of its obligations under this Lease.

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20.9	No Accord. No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be considered an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right to possession of the Leased Premises shall reinstate, continue or extend the Term. Landlord may allocate payments received from Tenant to outstanding account balances of Tenant under this Lease in the manner determined by Landlord and Landlord shall not be bound by any allocations of such payments made by Tenant by notation or endorsement on checks or otherwise.

20.10	Broker. Tenant represents to Landlord that Tenant has not dealt with any real estate broker, salesperson, or finder in connection with this Lease other than Savills Studley, Inc. (“Broker”), and no such person initiated or participated in the negotiation of this Lease, or showed the Leased Premises to Tenant. Broker shall be paid by Landlord pursuant to a separate agreement. Tenant agrees to indemnify, defend and hold harmless Landlord, and its agents, property manager, contractors and employees, from and against any and all claims, demands, liabilities, actions, damages, costs and expenses (including reasonable attorneys’ fees) for brokerage commissions or fees arising out of a breach of such representation.

20.11	Force Majeure. Landlord shall not be considered in default of any of the terms, covenants and conditions of this Lease on Landlord’s part to be performed, if Landlord fails to timely perform same and such failure is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, Acts of God, acts caused directly or indirectly by Tenant (or Tenant’s agents, employees or invitees) or any other cause beyond the reasonable control of Landlord.

20.12	No Waiver. The receipt by Landlord of any Rent with knowledge of the breach of any covenant of this Lease by Tenant shall not be deemed a waiver of such breach or any subsequent breach of this Lease by Tenant and no provision of this Lease and no breach of any provision of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord. Notwithstanding any cancellation or termination of this Lease, nothing herein shall be construed to release Tenant from any liability or responsibility (whether then or thereafter occurring) with respect to any acts, omissions or obligations of Tenant occurring prior to such cancellation or termination, all of which shall survive such cancellation or termination.

20.13	Captions. Section and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Section and Section captions.

20.14	Applicable Law. This Lease shall be construed in accordance with the laws of the State of New York.

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20.15	Notice of Lease. Tenant agrees not to record this Lease or any memorandum hereof and, unless Tenant receives Landlord’s prior written consent thereto, to keep the terms of this Lease confidential. Notwithstanding any provisions of this Section 20.15, Tenant may submit a copy of this Lease to Tenant’s insurer with respect to the Leased Premises.

20.16	Severability. If any clause, phrase, provision or portion of this Lease or the application of same to any person or circumstance shall be invalid or unenforceable under applicable law. Such event shall not affect, impair or render invalid or unenforceable the remainder of this Lease, nor any other clause phrase, provision or portion of this Lease, nor shall it affect the application of any clause, phrase, provision or portion of this Lease to other persons or circumstances.

20.17	No Construction Against Preparer of Lease. This Lease has been prepared by Landlord and its professional advisors and reviewed by Tenant and its professional advisors. Landlord, Tenant and their separate advisors believe that this Lease is the product of all of their efforts, that it expresses their agreement and that it should not be interpreted in favor of either Landlord or Tenant or against either Landlord or Tenant merely because of their efforts in preparing it.

20.18	Waiver of Liability. Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of Landlord in the Building, and subject to prior rights of any mortgages thereof, for the collection of any judgment or other judicial process requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, and no other assets of Landlord shall be subject to levy, execution or other procedures for the satisfaction of Tenant’s remedies. If Landlord transfers this Lease, except as collateral security for a loan, upon such transfer Landlord will be released from all liability and obligation hereunder.

20.19	Usury. It is the intent of Landlord and Tenant to comply at all times with applicable usury laws. If at any time such laws would render usurious any amounts called for under this Lease, then it is Landlord’s and Tenant’s express intention that such excess amount be immediately credited toward Rent and the provisions hereof and thereof be immediately deemed to be reformed and the amounts thereafter collectible hereunder reduced to comply with the then applicable laws, without the necessity of the execution of any further documents.

20.20	Definition of Landlord: Landlord’s Liability. The word “Landlord” is used herein to include Landlord named above as well as its successors and assigns, each of whom shall have the same rights, remedies, powers, authorities and privileges as it would have had if it originally signed this Lease as Landlord. Any such person, whether or not named herein, shall have no liability hereunder after it ceases to hold title to the Leased Premises. Neither Landlord nor any principal of Landlord nor the owner of the Leased Premises, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Leased Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under this Lease or otherwise, Tenant shall look solely to the equity of the Landlord then in the Leased Premises for satisfaction of Tenant’s remedies.

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20.21	Limitation of Liability of Landlord.

a.	Neither Landlord nor any agent or employee of Landlord shall be liable to Tenant, its employees, agents, contractors and licensees for any damage to, or loss (by theft, vandalism or otherwise) of any of Tenant’s property and/or of property of any other person, irrespective of the cause of such injury, damage or loss (unless the sole cause is Landlord’s negligence). Landlord shall not be liable in any event for loss of, or damage to, any property entrusted to any of Landlord’s employees or agents by Tenant. Landlord shall have no liability to Tenant by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord or any other tenant making any repairs or alterations or performing maintenance services.

b.	Tenant agrees that its sole remedies in cases where Landlord’s reasonableness in exercising its judgment or withholding or delaying its consent or approval is applicable and in issue shall be those in the nature of an action for an injunction or specific performance or for money damages with other remedies each being hereby specifically waived (including the right to setoff or abatement). Failure by Tenant to seek relief within thirty (30) days of the date of Landlord’s decision or alleged failure to render a decision shall be deemed a waiver of any right to dispute such action.

c.	This Lease and the obligations of Tenant to pay Rent hereunder and perform all of the other covenants, agreements, terms, provisions and conditions hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to or fails to fulfill any of its obligations under this Lease, subject to Tenant’s rights in law and at equity.

20.22	Right of First Offer to Lease Period. Provided Tenant is not in default under the terms and conditions of this Lease beyond the expiration of any applicable notice and grace period and subject to the rights of other tenants in the Building existing as of the date hereof, if at any time before the Expiration Date, Landlord shall desire to market or lease any portion of the 2nd Floor of the Building contiguous to the Leased Premises, then before offering to lease or marketing the such space, Landlord shall deliver to Tenant a notice (the “ROFO Offer”) and Tenant shall, by written notice to be delivered to Landlord before 5:00 p.m. on the fifth (56) day following Landlord’s issuance of the ROFO Offer (such five (5) day period, the “ROFO Offer Response Period”), TIME BEING OF THE ESSENCE WITH RESPECT TO SUCH TIME AND DATE, either (x) accept the ROFO Offer or (y) decline the ROFO Offer (if Tenant fails to give a notice by the expiration of the ROFO Offer Response Period, it will be deemed to have declined the ROFO Offer).

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If Tenant accepts the ROFO Offer pursuant to this Section and Landlord has not leased such space to another tenant, then Tenant shall, within thirty (30) days of Tenant’s acceptance of the ROFO Offer, enter into a lease amendment agreement reasonably acceptable to both Tenant and Landlord to lease all the space described in the ROFO Offer on the terms and conditions as described in this paragraph. The minimum annual rent and additional rent applicable to any such space shall be ninety-five percent (95%) of the then-current Fair Market Rental Value of the Leased Premises as determined herein, as increased hereunder. If Tenant fails to accept the ROFO Offer during the ROFO Offer Response Period or fails to enter into a lease amendment agreement in accordance herewith within thirty (30) days of Tenant’s acceptance of the applicable ROFO Offer pursuant to this Section, Tenant’s right of first offer shall terminate as to the space identified in the subject ROFO Offer, Tenant’s right of first offer with respect to such space shall no longer be effective, Landlord shall have the right to lease such space to any person or entity without being subject to any rights of Tenant, and Landlord shall not have any further obligation to Tenant with respect to such space.

Landlord and Tenant shall negotiate in good faith the “Fair Market Rental Value” of any space subject to an accepted ROFO Offer. If Landlord and Tenant are unable to determine the Fair Market Rental Value of any such space subject to an accepted ROFO Offer within five (5) days, Landlord and Tenant, within five (5) days after the expiration of said five (5) day period, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of Fair Market Rental Value of such space subject to an accepted ROFO Offer (collectively referred to as the “FMV Estimates”). If the higher of such FMV Estimates is not more than one hundred five percent (105%) of the lower of such FMV Estimates, then the Fair Market Rental Value of such space subject to an accepted ROFO Offer shall be the average of the two FMV Estimates. If the Fair Market Rental Value of the Leased Premises for the space subject to an accepted ROFO Offer is not resolved by the exchange of FMV Estimates, Landlord and Tenant, within five (5) days after the exchange of FMV Estimates, shall each select a Qualified Broker (as hereinafter defined) to determine the Fair Market Rental Value of the space subject to an accepted ROFO Offer. “Qualified Broker” shall mean a real estate broker licensed in the State of New York who (i) is affiliated with a national firm specializing in commercial real estate, (ii) has at least ten (10) years’ experience as a real estate broker, and (iii) has working knowledge of current rental rates and practices in the Southern Westchester, New York office market. Upon selection, Landlord’s and Tenant’s Qualified Brokers shall work together in good faith to agree upon the Fair Market Rental Value of the space subject to an accepted ROFO Offer. The determination of such Qualified Brokers shall be binding on both Landlord and Tenant, provided that in no event shall the determination of the Fair Market Rental Value of the space subject to an accepted ROFO Offer by the Qualified Brokers be higher than the higher FMV Estimate or lower than the lower FMV Estimate of fair market rental value of the Leased Premises for the first lease year of the space subject to an accepted ROFO Offer submitted by Landlord and Tenant. If either Landlord or Tenant fails to appoint a Qualified Broker within the five (5) day period referred to above, the Qualified Broker appointed by the other party shall be the sole Qualified Broker for the purposes hereof. Any fees of any Qualified Broker engaged directly by Landlord or Tenant shall be borne by the party retaining such Qualified Broker.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

HUDSON VIEW BUILDING #3, LLC

By:	/s/ Joseph Cotter
Name: Joseph Cotter
Title: President

TENANT:

ALPHA-EN CORPORATION

By:	/s/ Jerome I Feldman
Name: Jerome I Feldman
Title: Chairman

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Exhibit A

Leased Premises

[graphics omitted]

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Exhibit A-1

Parking Plan

[graphics omitted]

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Exhibit B

Initial Tenant Improvements

1.	Install a security system and card-access devices in the Leased Premises provided Landlord reviews and approves Tenant Improvements Plans related thereto and Tenant uses contractors and materials approved by Landlord.

2.	Office space will be equipped with office furniture and movable partitions.

3.	Laboratory space will be populated with prefabricated modular clean rooms with related electrical, water, wastewater, sprinkler, and HVAC service connections.

4.	A 20 foot by 20 foot room will be constructed for use as an equipment maintenance area.

5.	Telecommunication, cable and internee systems will be installed.

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Exhibit C

Landlord Work

Landlord shall perform the following work in accordance with building standards in accordance with the drawings in Exhibit C below:

1.	Five (5) private offices with glass fronts;

2.	One (1) glass conference room;

3.	One (1) ADA compliant bathroom within the Leased Premises (2”d ADA bathroom shown in Exhibit C below by Tenant);

4.	Intentionally omitted;

5.	Pantry with sink;

6.	Large open area delivered in finished ‘white box’ condition (to be used by Tenant as laboratory space with working emergency eyewash and shower station by Tenant);

7.	Lighting throughout;

8.	Deliver all building systems to the Leased Premises in good working order;

9.	Deliver Lease Premises fully sprinklered and equipped with a fire alarm system in accordance with SFPA 72 and NYS code;

10.	New Tenant-controlled HVAC system for Leased Premises (but not clean rooms); and

11.	Six (6) watts per rentable square foot demand load power to the Leased Premises (exclusive of base building HVAC) (if Tenant requires additional electrical capacity, as set forth in written notice to Landlord no later than the date that is ten (10) days from the Effective Date, Landlord shall provide such additional capacity at Tenant’s sole cost and expense).

12.	At Tenant’s expense, a half wall is to be constructed to guide visitors from the Leased Premises main entrance to the office area at the far end of the Leased Premises.

13.	At Tenant’s expense, a storage room of TBD dimensions. Tenant to advise as to dimensions within ten (10) days of lease execution.

14.	Construct a code compliant mezzanine level within the Lease Premises (but not the offices and cubicles, which are Tenant’s responsibility) in accordance with the drawings in Exhibit C below. Tenant has paid to Landlord as of the date hereof the amount of $27,000.00 toward the cost of such portion of Landlord’s Work,

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[graphics omitted]

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Exhibit D

Rent Commencement Certificate

RENT COMMENCEMENT DATE CERTIFICATE

This Rent Commencement Date Certificate, dated as of _________________, 2015, by and between HUDSON VIEW BUILDING #3 LLC, a Connecticut limited liability company, having an office at 485 West Putnam Avenue, Greenwich, CT 06830 (“Landlord”), and ALPHA-EN CORPORATION, a __________________ corporation, having an address at _________________________ (“Tenant).

WITNESSETH:

WHEREAS, Landlord and Tenant have entered into that certain Lease dated as of [DATE OF LEASE AGREEMENT] (“Lease”) with respect to a portion of the premises located at 28 Wells Avenue, Yonkers, New York (the “Demised Premises”);

WHEREAS, Landlord delivered possession of the Demised Premises to Tenant on [DATE OF SUBSTANTIAL COMPLETION]; and

WHEREAS, the parties wish to document the Rent Commencement Date in accordance with Section 1.04 of the Lease.

NOW THEREFORE, in consideration of the sum of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         Tenant hereby acknowledges that Landlord delivered possession of the Demised Premises to Tenant on [DATE OF SUBSTANTIAL COMPLETION],

2.         The Rent Commencement Date pursuant to Section 1.1(r) is [THREE MONTHS FOLLOWING THE DATE OF SUBSTANTIAL COMPLETION].

3.         All capitalized terms shall have the meaning ascribed to them in the Lease.

4.         Except as modified by the above, all terms and conditions shall remain unchanged.

IN WITNESS WHEREOF, the parties have executed this instrument as of the date above first written.

HUDSON VIEW BUILDING #3 LLC,	ALPHA-EN CORPORATION,
Landlord	Tenant

By:	By:
Name:	Name:
Title:	Title:

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